Registration No. 333-263941

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE VALENS COMPANY INC.

(Exact name of Registrant as specified in its charter)

Canada	2833	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

230 Carion Road
Kelowna, BC, Canada V4V 2K5
(778) 755-0052

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

Telephone: (212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Zachary George Chief Executive Officer SNDL Inc. #300, 919 - 11 Avenue SW Calgary, AB T2R 1P3 (403) 948-5227	Stacie S. Aarestad Ryan M. Rourke Reed Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000

Approximate date of commencement of proposed sale to the public:
Not applicable

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check appropriate box below)

	1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

	2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4. ☐	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

DEREGISTRATION OF SECURITIES

On March 29, 2022, The Valens Company Inc. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form F-10, Registration No. 333-263941 (the “Registration Statement”) for the sale by the Registrant from time to time of up to an aggregate of US$150,000,000 of securities including common shares, debt securities, subscription receipts, warrants and units (collectively the “Securities”).

Effective on January 17, 2023, SNDL Inc., a corporation existing under the laws of Alberta, Canada (“SNDL”) acquired all of the issued and outstanding common shares of the Registrant that SNDL or its affiliates did not already own, pursuant to an arrangement agreement dated August 22, 2022 by and among the Registrant and SNDL, in accordance with a court-approved plan of arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act. As a result of the Arrangement, the Registrant became a wholly owned subsidiary of SNDL.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date that this Post-Effective Amendment No. 1 is filed. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Valens Company Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on January 17, 2023.

THE VALENS COMPANY INC.

By:	/s/ A. Tyler Robson
Name: A. Tyler Robson
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ A. Tyler Robson	Chief Executive Officer	January 17, 2023
A. Tyler Robson	(Principal Executive Officer)

/s/ Sunil Gandhi	Chief Financial Officer	January 17, 2023
Sunil Gandhi	(Principal Financial & Accounting Officer)

/s/ Zachary George	Director	January 17, 2023
Zachary George

/s/ James Keough	Director	January 17, 2023
James Keough

/s/ Kristine Dow	Director	January 17, 2023
Kristine Dow

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of The Valens Company Inc. in the United States, on January 17, 2023.

GREEN ROADS, INC.

By:	/s/ Jeff Fallows
Name: Jeff Fallows
Title: President